Exhibit 99.2

LEXICON ANNOUNCES ONE FOR SEVEN REVERSE STOCK SPLIT
EFFECTIVE MAY 20, 2015

Stockholders Overwhelmingly Approved Authorization for Reverse Stock Split

The Woodlands, Texas, April 29, 2015 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) announced today that it will effect a reverse stock split at a ratio of one share of newly issued common stock for each seven shares of issued and outstanding common stock. Lexicon anticipates that the reverse stock split will be effective at 5:00 p.m. Eastern Time on May 20, 2015, and that its common stock will commence trading on a split-adjusted basis as of the opening of trading on May 21, 2015.

Lexicon stockholders previously approved an amendment to Lexicon’s certificate of incorporation to effect the reverse stock split at the discretion of Lexicon’s board of directors. The amendment was approved by 98.6% of the shares which voted on the proposal, with 94.8% of the total shares outstanding on the record date voting.

Upon effectiveness of the reverse stock split, each seven shares of issued and outstanding common stock will be automatically converted into one newly issued and outstanding share of common stock. This will proportionally reduce the total number of shares outstanding from approximately 725.1 million to approximately 103.6 million. Proportional adjustments will also be made to all shares of common stock issuable under Lexicon’s equity incentive plans and upon conversion of Lexicon’s 5.25% Convertible Senior Notes due 2021. Concurrent with the reverse stock split, the authorized shares of common stock will be reduced from 900 million to 225 million.

No fractional shares will be issued in connection with the reverse stock split. Any fractional share of common stock that would otherwise have resulted from the reverse stock split will be converted into cash payments equal to such fraction multiplied by the closing sales price of the common stock as reported on the Nasdaq Global Select Market on the last trading day immediately preceding the effective date of the reverse stock split.

Lexicon has chosen its transfer agent, Computershare Inc., to act as exchange agent for the reverse stock split. Stockholders holding their shares in book-entry form or through a bank, broker or other nominee do not need to take any action in connection with the reverse stock split, and will see the impact of the reverse stock split automatically reflected in their accounts following the effective date. For those stockholders holding physical stock certificates, Computershare will send instructions for exchanging those certificates for shares held in book-entry form or for new certificates, in either case representing the post-split number of shares. Computershare can be reached at (877) 854-4583.

Lexicon’s trading symbol of “LXRX” will not change as a result of the reverse stock split, although it is expected that Nasdaq will append a “D” to Lexicon’s ticker symbol for approximately 20 trading days following the effective date to indicate the completion of the reverse stock split.

About Lexicon
Lexicon is a biopharmaceutical company focused on developing breakthrough treatments for human disease. Lexicon has clinical-stage drug programs for diabetes, carcinoid syndrome, and other indications, all of which were discovered by Lexicon’s research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development of its drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:

Chas Schultz
Senior Director, Finance and Communications
281/863-3421
cschultz@lexpharma.com